Exhibit 10.1

PERFORMANCE SHARE UNIT AWARD AGREEMENT

FOR RETURN ON INVESTED CAPITAL

This Performance Share Unit Award Agreement (“Agreement”) is entered into effective as of March 8, 2013, (the “Grant Date”), by and between Waste Management, Inc., a Delaware corporation (together with its Subsidiaries and Affiliates, the “Company”), and you, (the “Employee”), pursuant to the Waste Management, Inc. 2009 Stock Incentive Plan (the “Plan”). Employee and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. The terms and conditions of this Agreement as offered herein must be accepted by Employee prior to April 22, 2013. Failure to timely accept the terms by such time will result in the immediate and irrevocable cancellation of the Award offered.

1. Grant. In accordance with, and subject to, the terms of the Plan, the Company hereby grants to Employee a Performance Share Unit Award (the “Award”) subject to the terms and conditions set forth herein. Performance Share Units are notational units of measurement denominated in shares of common stock of Waste Management, Inc., $.01 par value, (“Common Stock”), subject to the conditions and restrictions on transferability set forth below and in the Plan.

2. Return on Invested Capital Performance Requirement.

(a) The “Performance Period” for this Award shall be the 36-month period commencing on January 1, 2013 and ending on December 31, 2015. The Award shall be subject to performance vesting requirements based upon the achievement of the Incentive Formula established under the Plan, adjusted so that the Award that is paid to the Employee hereunder does not exceed the amount computed under the performance goal specified below, subject to certification of the degree of achievement of such performance goal by the Committee.

(b) The measurement tool for determining level of achievement shall be Average Return on Invested Capital for the 36-month period beginning January 1, 2013 and ending December 31, 2015. Calculation of this measurement tool will be performed by the Committee, subject to all authority granted under the terms of the Plan, including adjustments that may be made by the Committee to take into account any factors that the Committee has determined are not properly reflected in such reported figures. Such adjustments may include, but are not limited to, income tax adjustments, strike costs, remedial reserve adjustments, acquisitions and other unusual items.

(c) Notwithstanding any other term of this Agreement to the contrary, in order to be eligible to vest in any portion of the Award, Employee must also have entered into an agreement containing restrictive covenants concerning limitations on Employee’s behavior following termination of employment that is satisfactory to the Company and its affiliates.

3. Determining Number of Performance Share Units Earned.

(a) The “Target Award” for Employee under this Agreement is the target number of Performance Share Units announced on March 9, 2012. The actual number of Performance Share Units earned by Employee will be determined as described below, based upon the actual achievement of the performance goal for the Performance Period. “Threshold Performance” is the minimum level of performance that must be achieved to qualify for any Award; “Target Performance” is the expected achievement in Average Return on Invested Capital; and “Maximum Performance” is the maximum level of performance that could be achieved that would result in an increase in the number of Performance Share Units earned under this Award. The target levels of achievement for the performance goal will be announced by no later than March 15, 2013, following calculation of year-end financial reporting for 2012. Subject to adjustment pursuant to Subsection 3(b), 3(c) and 3(d), each such percentage correlates to a number of Performance Share Units that may be earned under this Award, as follows:

Level Achieved During Performance Period	Resulting Payout Percentage Earned
Threshold Performance	60% of Target Award
Target Performance	100% of Target Award
Maximum Performance	200% of Target Award

(b) In the event that the Company’s actual performance does not meet the Threshold Performance, no Performance Share Units shall be earned under this Award.

(c) If the Company’s actual performance for the Performance Period is between Threshold Performance and Target Performance, the number of Performance Share Units earned shall be straight-line interpolated between Threshold Performance and Target Performance payout percentages.

(d) If the Company’s actual performance for the Performance Period is between Target Performance and Maximum Performance, the number of Performance Share Units earned shall be straight-line interpolated between Target Performance and Maximum Performance payout percentages.

4. Timing and Form of Payout. Except as hereinafter provided, after the end of the Performance Period, Employee shall be entitled to receive his total number of Performance Shares Units determined under Section 3 and Dividend Equivalents under Section 11. Unless timely deferred by Employee in accordance with Section 12, upon vesting, each Performance Share Unit will be settled by payment of one share of Common Stock, free of any restrictions. Payment of such shares of Common Stock shall be made as soon as administratively feasible after the Committee certifies the actual performance of the Company during the Performance Period. The Company shall not be required to issue any fractional shares of Common Stock.

5. Termination of Employment Due to Death or Disability. Upon Termination of Employment from the Company by reason of Employee’s death or disability (as determined by the Committee and within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”)), or upon Employee’s disability prior to a Termination of Employment (as determined by the Committee and within the meaning of Section 409A of the Internal Revenue Code), Employee (or in the case of Employee’s death, Employee’s beneficiary) shall be entitled to receive the Performance Share Units and related Dividend Equivalents that Employee would have been entitled to under Section 3 if Employee had remained employed until the last day of the Performance Period. Unless further deferred pursuant to Employee’s deferral election, the delivery of shares of Common Stock in satisfaction of such Performance Share Units shall be made as soon as administratively feasible after the end of the Performance Period.

6. Involuntary Termination of Employment Without Cause by the Company or Retirement by Employee. Upon either an involuntary Termination of Employment from the Company without Cause by the Company or a qualifying Retirement by Employee, Employee shall be entitled to receive the Performance Share Units and related Dividend Equivalents that Employee would have been entitled to under Section 3 if Employee had remained employed until the last day of the Performance Period, multiplied by the fraction which has as its numerator the total number of days that Employee was employed by the Company during the Performance Period and has as its denominator 1,095 (being the number of calendar days in the Performance Period). Unless further deferred pursuant to Employee’s deferral election, the delivery of shares of Common Stock in satisfaction of such Performance Share Units shall be made as soon as administratively feasible after the end of the Performance Period.

7. Termination of Employment for Any Other Reason. Except as provided in Sections 5 and 6, Employee must be an employee of the Company continuously from the date of this Award until the last day of the Performance Period to be entitled to receive any shares of Common Stock with respect to any Performance Share Units that Employee may have earned hereunder.

8. Repayment of Benefits Arising from Misconduct.

(a) Notwithstanding any provision of this Agreement to the contrary, if it is determined by the Committee that Employee either engaged in or benefited from Misconduct, as defined below, then, to the extent permitted by law, Employee will refund to the Company any amounts, plus interest, received by Employee under this Agreement. For purposes of this Section, “Misconduct” means (i) any act or failure to act by any employee of the Company that (ii) caused or was intended to cause a violation of the Company’s policies, generally accepted accounting principles or any applicable laws in effect at the time of the act(s) or failure(s) to act in question and that (iii) materially increased the value of the payment or award received by Employee under this Agreement. Determination as to the existence of Misconduct shall be made by an independent third party (either a law firm or an accounting firm) appointed by the Committee.

(b) Following finding of Misconduct by such a third party, if Employee has been accused engaging in Misconduct may dispute the occurrence of Misconduct pursuant to binding arbitration. Individuals determined to have benefited from, but not engaged in, Misconduct will have no right to challenge the finding of Misconduct through arbitration. The Company and Employee hereby agree that any dispute arising out of or relating to a finding that Employee engaged in Misconduct shall be settled exclusively by final and binding arbitration, as governed by the Federal Arbitration Act (9 U.S.C. 1 et seq.). The arbitration proceeding, including the rendering of an award, shall be administered by JAMS pursuant to its Employment Arbitration Rules and Procedures, which may be found on the JAMS web site www.jamsadr.com. All expenses associated with the arbitration shall be borne by Company. Such arbitration expenses will not include attorney fees incurred by the respective parties. The award of the arbitrator shall be final and binding upon the parties. Judgment on any arbitration award may be entered in any court having jurisdiction.

(c) The Company must initiate any attempt at recovery pursuant to this Section within the earlier to occur of (i) one year after discovery of alleged Misconduct or (ii) the second anniversary of Employee’s termination of employment.

(d) The provisions of this Section 8, without implication as to any other section hereof, shall survive the expiration or termination of this Agreement and of Employee’s employment.

9. Acceleration upon Change in Control.

(a) Notwithstanding anything to the contrary, if there is a Change in Control of Waste Management, Inc. prior to the end of the Performance Period, Employee will be entitled to immediately receive both (i) and (ii), as follows:

(i) the Performance Share Units that Employee would have otherwise received based upon achievement of Average Return on Invested Capital after reducing the Performance Period so that it ends on the last day of the quarter preceding the Change in Control (the “Early Measurement Date”) and making adjustments to Target Performance so as to be equal to the performance budgeted for that period and appropriate adjustments to Threshold Performance and Maximum Performance so that they bear the same ratio to the Threshold Performance and Maximum Performance amounts above as the revised Target Performance amount bear to the Target Performance amount above, converted into a cash payment equivalent to the number of Performance Share Units earned under this Section 9 multiplied by the closing price of the Common Stock on the Early Measurement Date; and

(ii) as a substitute award for the lost opportunity to earn Performance Share Units for the entire length of the original Performance Period:

(A) if the successor entity was a publicly traded company as of the Early Measurement Date, an award of restricted stock units in the successor entity equal to the number of shares of common stock of the successor entity that could have been purchased on the Early Measurement Date with an amount of cash equal to the quotient obtained from the following equation:

TAP x (1095 – EMD) x CP
1095

TAP = the number of Performance Share Units that could be earned for achievement of the original Target Performance specified in Section 3(a)

EMD = the number of days occurring from the Grant Date to the Early Measurement Date

CP = the closing price of a share of Common Stock of Waste Management, Inc. on the Early Measurement Date

Any stock units in the successor entity awarded under this Section 9(a)(ii)(A) will vest completely on or before December 31, 2015, provided that Employee remain continuously employed with the successor entity until such date. The foregoing notwithstanding, if there is an involuntary Termination of Employee for reason other than Cause during the Window Period, Employee will become immediately vested in full in the stock units in the successor entity awarded pursuant to this Section 9(a)(ii)(A).

(B) if the successor entity was not a publicly traded company as of the Early Measurement Date, a cash payment equal to the quotient obtained from the following equation:

TAP x (1095 – EMD) x CP
1095

TAP = the number of Performance Share Units that could be earned for achievement of the original Target Performance specified in Section 3(a)

EMD = the number of days occurring from the Grant Date to the Early Measurement Date

CP = the closing price of a share of Common Stock of Waste Management, Inc. on the Early Measurement Date

Any cash payment calculated under this Section 9(a)(ii)(B) will be paid to Employee on December 31, 2015, provided that Employee remain continuously employed with the successor entity until such date. The foregoing notwithstanding, if there is an involuntary Termination of Employee for reason other than Cause during the Window Period, Employee will be paid by the successor entity the amount determined pursuant to this Section 9(a)(ii)(B).

(b) Employee further agrees that, in consideration for the this Award, the equations detailed above in Section 9(a) shall be substituted for the corollary provisions in each prior award of performance share units previously granted to Employee by the Company.

10. Forfeiture of Award. Upon Termination of Employment from the Company for any reason other than death, retirement, disability, involuntary termination by the Company without Cause, or Change in Control, Employee shall immediately forfeit the Award, without the payment of any consideration or further consideration by the Company. Upon forfeiture, neither Employee nor any successors, heirs, assigns, or legal representatives of Employee shall thereafter have any further rights or interest in the unvested portion of the Award.

11. Dividend Equivalents. No Dividend Equivalents will be paid on the Performance Share Units until such time as: (i) the Performance Period has ended; (ii) Employee has vested in the Award, and; (iii) the number of Performance Share Units earned under this Award has been certified by the Committee based on the actual performance of the Company during the Performance Period. Reasonably promptly after all such events have occurred, the Company will pay Employee a lump-sum cash amount in payment of Dividend Equivalents based on the number of Performance Share Units earned under the Award multiplied by the per share quarterly dividend payments made to shareholders of Company’s Common Stock during the Performance Period (without any interest or compounding). Notwithstanding the foregoing, any accumulated and unpaid Dividend Equivalents attributable to Performance Share Units that are cancelled or forfeited will not be paid and are immediately forfeited upon cancellation of the Performance Share Units. Following the end of the Performance Period, Dividend Equivalents will also be paid on vested Performance Share Units for which a valid deferral election has been made pursuant to Section 12. With respect to validly deferred and vested Performance Share Units, the Company will pay Dividend Equivalents in cash at such times as dividends are paid on the Company’s outstanding shares of Common Stock.

12. Elective Deferrals.

(a) The Committee may establish procedures pursuant to which Employee may elect to defer, until a time or times later than the vesting of a Performance Share Unit, receipt of all or a portion of the shares of Common Stock deliverable in respect of a Performance Share Unit, all on such terms and conditions as the Committee (or its designee) shall determine in its sole discretion. If any such deferrals are permitted for Employee, then notwithstanding any provision of this Agreement or the Plan to the contrary, an Employee who elects such deferral shall not have any rights as a stockholder with respect to any such deferred shares of Common Stock unless and until the date the deferral expires and certificates representing such shares are required to be delivered to Employee. The foregoing notwithstanding, no deferrals of Dividend Equivalents related to any Performance Share Units under this Award will be permitted. Moreover, the Committee further retains the authority and discretion to modify and/or terminate existing deferral elections, procedures and distribution options.

(b) Notwithstanding any provision to the contrary in this Agreement, if deferral of Performance Share Units is permitted, each provision of this Agreement shall be interpreted to permit the deferral of compensation only as allowed in compliance with the requirements of Section 409A of the Internal Revenue Code and any provision that would conflict with such requirements shall not be valid or enforceable. Employee acknowledges, without limitation, and consents that application of Section 409A of the Internal Revenue Code to this Agreement may require additional delay of payments otherwise payable under this Agreement. Employee and the Company further hereby agree to execute such further instruments and take such further action as reasonably may be necessary to comply with Section 409A of the Internal Revenue Code.

13. Restrictions on Transfer.

(a) Absent prior written consent of the Committee, the Award granted hereunder to Employee may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise; provided, however, that the transfer of any shares of Common Stock with respect to the Performance Share Units earned hereunder shall not be restricted by virtue of this Agreement.

(b) Consistent with the foregoing, except as contemplated by Section 14, no right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If Employee or his Beneficiary hereunder shall attempt to transfer, anticipate, alienate, assign, sell, pledge, encumber or charge any right or benefit hereunder, other than as contemplated by Section 14, or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution sequestration, or any other form of process or involuntary lien or seizure, then such attempt shall have no effect and shall be void.

14. Assignment and Transfers. Prior to the end of the Performance Period and the delivery of the Common Stock with respect to any Performance Share Units earned, the Award is not transferable (either voluntarily or involuntarily), other than pursuant to a domestic relations order. Employee may designate a beneficiary or beneficiaries (the “Beneficiary”) to whom the Performance Share Units will pass upon Employee’s death and may change such designation from time to time by filing a written designation of beneficiary on such form as may be prescribed by the Company, provided that no such designation shall be effective until filed with the Company. Following Employee’s death, the Performance Share Units will pass to the designated Beneficiary and such person will be deemed Employee for purposes of any applicable provisions of this Agreement. If no such designation is made or if the designated Beneficiary does not survive Employee’s death, the Performance Share Units shall pass by will or, if none, then by the laws of descent and distribution.

15. Withholding Tax. To the extent that the receipt of this Award, vesting, or the delivery of the Common Stock with respect to any Performance Share Units earned results in a taxable event to Employee for federal or state tax purposes, Employee shall deliver to the Company at the time of such receipt, such amount of money or shares of Common Stock earned or owned by Employee, at Employee’s election, as the Company may require to meet its obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company is authorized to withhold from any cash or other form of remuneration then or thereafter payable to Employee any tax required to be withheld by reasons of such resulting taxation.

16. Changes in Capital Structure. If the outstanding shares of Common Stock or other securities of Waste Management, Inc., or both, shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, or recapitalization, the number of Performance Share Units shall be appropriately and equitably adjusted so as to maintain the proportionate number of shares.

17. Compliance with Securities Laws. The Company will not be required to deliver any shares of Common Stock pursuant to this Agreement, if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations. Prior to the issuance of any shares pursuant to this Agreement, the Company may require that Employee (or Employee’s legal representative upon Employee’s death or disability) enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement.

18. Employee to Have no Rights as a Stockholder. Employee shall have no rights as a stockholder with respect to any shares of Common Stock subject to this Award prior to the date on which Employee is recorded as the holder of such shares of Common Stock on the records of the Company, including no right to dividends declared on the Common Stock underlying the Award.

19. Successors and Assigns.

(a) This Agreement shall bind and inure to the benefit of and be enforceable by Employee, the Company and their respective permitted successors or assigns (including personal representatives, heirs and legatees), except that Employee may not assign any rights or obligations under this Agreement except to the extent, and in the manner, expressly permitted herein.

(b) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

20. Limitation of Rights. Nothing in this Agreement or the Plan may be construed to:

(a) give Employee any right to be awarded any further Performance Share Units (or other form of stock incentive awards) other than in the sole discretion of the Committee;

(b) give Employee or any other person any interest in any fund or in any specified asset or assets of the Company (other than the Award and applicable Common Stock following the vesting of such Award); or

(c) confer upon Employee the right to continue in the employment or service of the Company.

21. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without reference to principles of conflict of laws.

22. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

23. No Waiver. The failure of Employee or the Company to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Employee or the Company may have under this Agreement shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

24. Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in the Plan. Certain other terms used herein have definitions given to them in the first place in which they are used. In addition, the following terms shall have the meanings set forth in this Section 24.

(a) “Average Return on Invested Capital” is defined to mean (i) average NOPAT for the Performance Period, divided by (ii) average Invested Capital for the Performance Period. For purposes of this Agreement, the Average Return on Invested Capital for the Performance Period will be the product of:

Numerator:	(2013 NOPAT + 2014 NOPAT + 2015 NOPAT) / 3

divided by

Denominator:	(2013 Invested Capital + 2014 Invested Capital + 2015 Invested Capital) / 3

(b) “Board” means the Board of Directors of Waste Management, Inc.

(c) “Cash” means cash and cash equivalents as reported by the Company in publicly filed financial statements during the Performance Period, plus Short-Term Investments Available for Use.

(d) “Cause” means any of the following: (i) willful or deliberate and continual refusal to materially perform Employee’s employment duties reasonably requested by the Company after receipt of written notice to Employee of such failure to perform, specifying such failure (other than as a result of Employee’s sickness, illness, injury, death or disability) and Employee fails to cure such nonperformance within ten (10) days of receipt of said written notice; (ii) breach of any statutory or common law duty of loyalty to the Company; (iii) Employee has been convicted of, or pleaded nolo contendre to, any felony; (iv) Employee willfully or intentionally caused material injury to the Company, its property, or its assets; (v) Employee disclosed to unauthorized person(s) proprietary or confidential information of the Company that causes a material injury to the Company; (vi) any material violation or a repeated and willful violation of the Company’s policies or procedures, including but not limited to, the Company’s Code of Business Conduct and Ethics (or any successor policy) then in effect.

(e) “Change in Control” means the first to occur on or after the Grant Date of any of the following events:

(i) any Person, or Persons acting as a group (within the meaning of Section 409A), acquires, directly or indirectly, including by purchase, merger, consolidation or otherwise, ownership of securities of the Company that, together with securities held by such Person or Persons, represents fifty percent (50%) or more of the total voting power or total fair market value of the Company’s then outstanding securities;

(ii) any Person, or Persons acting as a group (within the meaning of Section 409A), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons), directly or indirectly, including by purchase, merger, consolidation or otherwise, ownership of securities of the Company that represents thirty percent (30%) or more of the total voting power of the Company’s then outstanding voting securities;

(iii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, at the Grant Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating or the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors before the date of such appointment or election or whose appointment, election or nomination for election was previously so approved or recommended; or

(iv) the stockholders of the Company approve a plan of complete liquidation of the Company and such liquidation is actually commenced or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. For purposes hereof, a “sale or other disposition by the Company of all or substantially all of the Company’s assets” will not be deemed to have occurred if the sale involves assets having a total gross fair market value of less than forty percent (40%) of the total gross fair market value of all assets of the Company immediately prior to such sale.

For purposes of this definition, the following terms shall have the following meanings:

(A) “Exchange Act” means the Securities and Exchange Act of 1934, as amended from time to time;

(B) “Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (3) an employee benefit plan of the Company, (4) an underwriter temporarily holding securities pursuant to an offering of such securities or (5) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of Common Stock.

(f) “Committee” means the Management Development and Compensation Committee of the Board or such other committee of the Board as the Board may designate from time to time.

(g) “Depreciation and Amortization Costs and Expenses” has the meaning assigned such term by the Company in publicly filed financial statements during the Performance Period.

(h) “Dividend Equivalent” means an amount of cash equal to all dividends and other distributions (or the economic equivalent thereof) that are payable by the Company on one share of Common Stock to stockholders of record.

(i) “EBIT” means the sum of Operating Revenue, less Operating Costs and Expenses, less Selling, General and Administrative Costs and Expenses, less Depreciation and Amortization Costs and Expenses.

(j) “Goodwill” means the excess of the cost of an acquired company over the sum of the fair market value of its identifiable individual assets, less the liabilities. For purposes of calculation of this Award, the value of Goodwill shall be the balance of such as reported by the Company in publicly filed financial statements for each applicable year.

(k) “Income Before Income Taxes” has the meaning assigned such terms by the Company in publicly filed financial statements during the Performance Period.

(l) “Invested Capital” means economic resources that are expected to help generate future cash inflows or help reduce future cash outflows. Invested Capital is equivalent to current portion of long-term debt, plus long-term debt, plus Stockholders’ Equity, less Cash and less Goodwill. For purposes of calculation of this Award, the value of Invested Capital shall be the balance of such as reported by the Company in publicly filed financial statements for each applicable year.

(m) “Misconduct” has the meaning assigned in Section 8.

(n) “Net Operating Profit After Taxes” or “NOPAT” means the product of EBIT multiplied by the sum of 1 minus the Tax Rate.

(n) “Operating Costs and Expenses” means “Total operating costs” as reported in publicly filed financial statements during the Performance Period, exclusive of Depreciation and Amortization.

(o) “Operating Revenue” means “Total operating revenues” as reported in publicly filed financial statements during the Performance Period.

(p) “Provision for Income Taxes” has the meaning assigned such term by the Company in publicly filed financial statements during the Performance Period.

(q) “Retirement” means the voluntary resignation of employment by Employee, after Employee: (i) has attained the age of 55 or greater; (ii) has a sum of age plus full years of Service with the Company equal to 65 or greater; and, (iii) has completed at least 5 consecutive full years of Service with the Company during the 5 year period immediately preceding the resignation.

(r) “Selling, General and Administrative Costs and Expenses” has the meaning assigned such term by the Company in publicly filed financial statements during the Performance Period.

(s) “Service” is measured from Employee’s original date of hire by the Company, except as provided below. In the case of a break of employment by Employee from the Company of one year or more in length, Employee’s service before the break of employment shall not be included in his or her Service hereunder. In the case of service with an entity acquired by the Company, Employee’s service with such entity shall be considered Service hereunder, so long as Employee remained continuously employed with such predecessor company(ies) and the Company. In the case of a break of employment between a predecessor company and the Company of any length, Employee’s Service shall be measured from the original date of hire by the Company and shall not include any service with any predecessor company.

(t) “Short-Term Investments Available for Use” has the meaning assigned such term by the Company in publicly filed financial statements during the Performance Period.

(u) “Stockholder’s Equity” means “Total Waste Management, Inc. stockholders’ equity” as reported in publicly filed financial statements during the Performance Period.

(v) “Tax Rate” means the product of Provision for Income Taxes divided by Income Before Income Taxes.

(w) “Termination of Employment” means the termination of Employee’s employment with the Company. Temporary absences from employment because of illness, vacation or leave of absence and transfers among Waste Management, Inc. and its Subsidiaries and Affiliates will not be considered a Termination of Employment. Any questions as to whether and when there has been a Termination of Employment, and the cause of such termination, shall be determined by the Committee, and its determination will be final.

(x) “Window Period” means the period commencing on the date occurring six (6) months immediately prior to the date on which a Change in Control first occurs and ending the second anniversary of the date on which a Change in Control occurs.

25. Entire Agreement.

(a) Employee hereby acknowledges that Employee has received, reviewed and accepted the terms and conditions applicable to this Agreement. Employee hereby accepts such terms and conditions, subject to the provisions of the Plan and administrative interpretations thereof including the attainment of the Incentive Formula described therein. Employee further agrees that such terms and conditions will control this Agreement, notwithstanding any provisions in any employment agreement or in any prior awards.

(b) Employee hereby acknowledges that Employee is to consult with and rely upon only Employee’s own tax, legal, and financial advisors regarding the consequences and risks of this Agreement and the award of Performance Share Units.

(c) This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

26. Compliance with Code Section 409A. It is the intention of the Company and Employee that his Agreement not result in an unfavorable tax consequences to Employee under Code Section 409A. Accordingly, Employee consents to any amendment of this Agreement as the Company may reasonably make in furtherance of such intention, and the Company shall promptly provide, or make available to, Employee a copy of such amendment. Any such amendments shall be made in a manner that preserves to the maximum extent possible the intended benefits to Employee. This Section 26 does not create an obligation on the part of Company to modify this Agreement and does not guarantee that the amounts or benefits owed under the Agreement will not be subject to interest and penalties under Code Section 409A.

27. Use of Personal Data. By executing this Agreement, Employee acknowledges and agrees to the collection, use, processing and transfer of certain personal data, including his or her name, salary, nationality, job title, position, social security number (or other tax identification number) and details of all past Awards and current Awards outstanding under the Plan (“Data”), for the purpose of managing and administering the Plan. The Employee is not obliged to consent to such collection, use, processing and transfer of personal data, but a refusal to provide such consent may affect his or her ability to participate in the Plan. The Company, or its Subsidiaries, may transfer Data among themselves or to third parties as necessary for the purpose of implementation, administration and management of the Plan. These various recipients of Data may be located elsewhere throughout the world. The Employee authorizes these various recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan. The Employee may, at any time, review Data with respect to the Employee and require any necessary amendments to such Data. The Participant may withdraw his or her consent to use Data herein by notifying the Company in writing; however, the Participant understands that by withdrawing his or her consent to use Data, the Participant may affect his or her ability to participate in the Plan.

28. Notices. Any notice which either party hereto may be required or permitted to give the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed to the Secretary of the Company, at its then corporate headquarters, and the Employee at the Employee’s address as shown on the Company’s records, or to such other address as Employee, by notice to the Company, may designate in writing from time to time.

29. Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Performance Share Units awarded under this Agreement or the Plan by electronic means or request Employee’s consent to participate in the administration of this Agreement and the Plan by electronic means. Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

30. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same original.

IN WITNESS WHEREOF, Waste Management, Inc. has caused this Agreement to be duly executed by one of its officers thereunto duly authorized and Employee has executed this Agreement, effective as of the day and year first above written.

WASTE MANAGEMENT, INC.

James E. Trevathan

Employee Accepted by electronic confirmation